Exhibit 99.1

PULMATRIX INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the
Board of Directors and Stockholders
of Pulmatrix Inc.

We have audited the accompanying balance sheets of Pulmatrix Inc. (the “Company”) as of December 31, 2014 and 2013, and the related statements of operations, redeemable convertible preferred stock and stockholders’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pulmatrix Inc., as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, to the financial statements, the Company has incurred recurring losses and used significant cash flows in its operating activities since its inception. At December 31, 2014, the Company had negative working capital, an accumulated deficit and limited capital resources. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also discussed in Note 2 to the financial statements. The financial statements do not include any adjustments relating to the classification or carrying amounts or assets and liabilities that might become necessary should the Company be unable to continue as a going concern.

/s/ Marcum LLP

Marcum LLP
New York, NY
April 14, 2015

PULMATRIX INC.

BALANCE SHEETS
(in thousands, except share and per share data)

	At December 31,
	2013	2014
Assets
Current assets:
Cash and cash equivalents	$1,425	$451
Short-term restricted cash	200	—
Prepaid expenses and other current assets	184	380
Total current assets	1,809	831
Property and equipment, net	648	470
Long-term restricted cash	25	250
Total assets	$2,482	$1,551
Liabilities and stockholders’ deficit
Current liabilities
Convertible notes payable to stockholders, net of discount	$27,556	$39,703
Accounts payable	545	216
Accrued expenses	2,763	3,544
Total current liabilities	30,864	43,463
Preferred stock warrant liability	1,524	1,309
Total liabilities	32,388	44,772
Commitments (Note 15)
Redeemable convertible preferred stock, $0.01 par value – authorized 171,357,981 and 209,297,265 shares at December 31, 2013 and 2014, respectively
Series B redeemable convertible preferred stock, $0.01 par value – 143,040,916 and 180,980,200 shares designated at December 31, 2013 and 2014, respectively; 60,588,790 and 41,788,790 shares issued and outstanding at December 31, 2013 and 2014, respectively, (liquidation preference of $20,894 at December 31, 2014)	30,270	20,894
Seed redeemable convertible preferred stock, $0.01 par value – 1,219,508 shares designated, issued, and outstanding (liquidation preference of $1,331 at December 31, 2014	1,328	1,331
Series A-4 redeemable convertible preferred stock, $0.01 par value – 1,307,190 shares designated, issued, and outstanding (liquidation preference of $4,000 at December 31, 2014)	3,997	4,000
Series B-1 redeemable convertible preferred stock, $0.01 par value – 18,687,554 shares designated, issued, and outstanding (liquidation preference of $9,344 at December 31, 2014)	9,335	9,344
Junior Seed convertible preferred stock, $0.01 par value – 410,000 shares designated, issued, and outstanding (liquidation preference of $820 at December 31, 2014)	4	4
Stockholders’ deficit:
Common stock, $0.01 par value – 196,546,631 and 233,500,000 shares authorized at December 31, 2013 and 2014, respectively; 3,145,042 and 3,182,209 shares issued and outstanding at December 31, 2013 and 2014, respectively	31	31
Additional paid-in capital	2,921	23,111
Accumulated deficit	(77,792)	(101,936)
Total stockholders’ deficit	(74,840)	(78,794)
Total liabilities redeemable convertible preferred shares and stockholders’ deficit	$2,482	$1,551

The accompanying footnotes are an integral part of these financial statements.

PULMATRIX INC.

STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	For the Years Ended December 31,
	2013	2014
Revenues
Service revenues	$—	$352
Grant revenue	653	—
Total revenue	653	352
Operating expenses
Research and development	8,564	6,590
General and administrative	3,151	2,838
Total operating expenses	11,715	9,428
Loss from operations	(11,062)	(9,076)
Interest expense	(2,392)	(15,276)
Other income, net	145	208
Net loss	$(13,309)	$(24,144)
Net loss attributable to common stockholders (Note 16)	$(13,361)	$(6,453)
Net loss per share attributable to common stockholders, basic and diluted	$(4.67)	$(2.05)
Shares used to compute basic and diluted net loss per share attributable to common stockholders	2,861,316	3,154,029

The accompanying footnotes are an integral part of these financial statements.

PULMATRIX INC.

STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014
(in thousands, except share data)

	Series B Redeemable Convertible Preferred Stock, $0.01 Par Value		Seed Redeemable Convertible Preferred Stock, $0.01 Par Value		Series A-4 Redeemable Convertible Preferred Stock, $0.01 Par Value		Series B-1 Redeemable Convertible Preferred Stock, $0.01 Par Value		Junior Seed Convertible Preferred Stock, $0.01 Par Value		Common Stock, $0.01 Par Value		Additional Paid-In Capital	Accumulated Deficit	Total
	Share	Amount	Share	Amount	Share	Amount	Share	Amount	Share	Amount	Share	Amount
Balance – January 1, 2013	60,588,790	$30,238	1,219,508	$1,323	1,307,190	$3,993	18,687,554	$9,323	410,000	$4	2,719,147	$27	$2,191	$(64,483)	(62,265)
Stock-based compensation													444		444
Exercise of common stock options											425,895	4	48		52
Beneficial conversion feature related to convertible promissory notes to stockholders net of deferred taxes of $0													290		290
Accretion of redeemable preferred stock		32		5		4		12					(52)		(52)
Net loss														(13,309)	(13,309)
Balance – December 31, 2013	60,588,790	30,270	1,219,508	1,328	1,307,190	3,997	18,687,554	9,335	410,000	4	3,145,042	31	2,921	(77,792)	(74,840)
Stock-based compensation													240		240
Exercise of common stock options											37,167	—	3		3
Repurchase of Series B Redeemable Convertible Preferred Stock and extinguishment of Notes Payable and Warrants	(18,800,000)	(9,400)											17,731		17,731
Beneficial conversion features related to convertible promissory notes to stockholders net of deferred taxes of $0													2,256		2,256
Accretion of redeemable preferred stock		24		3		3		9					(40)		(40)
Net loss														(24,144)	(24,144)
Balance – December 31, 2014	41,788,790	$20,894	1,219,508	$1,331	1,307,190	$4,000	18,687,554	$9,344	410,000	$4	3,182,209	$31	$23,111	$(101,936)	(78,794)

The accompanying footnotes are an integral part of these financial statements.

PULMATRIX INC.

STATEMENTS OF CASH FLOWS
(in thousands)

	For the Years Ended December 31,
	2013	2014
Cash flows from operating activities:
Net loss	$(13,309)	$(24,144)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	352	342
Stock-based compensation	444	240
Non-cash interest expense	2,392	15,276
Fair value adjustment on preferred stock warrant liability	(143)	(211)
Loss on disposal of property and equipment	32	121
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	254	(196)
Accounts payable	84	(329)
Accrued expenses	(580)	(240)
Restricted cash	—	(25)
Net cash used in operating activities	(10,474)	(9,166)
Cash flows from investing activities:
Purchases of property and equipment	(103)	(285)
Net cash used in investing activities	(103)	(285)
Cash flows from financing activities:
Proceeds from issuance of common stock	52	3
Proceeds from issuance of convertible promissory notes and warrants	10,700	8,475
Extinguishment of debt and repurchase of series B preferred stock	—	(1)
Net cash provided by financing activities	10,752	8,477
Net increase (decrease) in cash and cash equivalents	175	(974)
Cash and cash equivalents – beginning of year	1,250	1,425
Cash and cash equivalents – end of year	$1,425	$451
Supplemental disclosures of noncash financing and investing activities:
Conversion of notes payable and accrued interest to convertible preferred stock	$—	$7,943
Warrant extinguishment	$—	$389
Accretion of redeemable preferred stock	$—	$40
Promissory note issuance proceeds allocated to preferred stock warrants	$730	$386
Promissory note issuance proceeds allocated to beneficial conversion feature	$290	$2,256
Fixed asset purchases in accounts payable at year-end	$20	$—

The accompanying footnotes are an integral part of these financial statements.

PULMATRIX INC.

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014
(In thousands, except share and per share data)

1. NATURE OF BUSINESS

Nature of Business

Pulmatrix Inc. (the “Company” or “Pulmatrix”),was incorporated on April 25, 2003, as a Delaware corporation, with operations based in Lexington, Massachusetts. The Company was formed to develop inhalable therapeutics and enabling technologies that treat and control respiratory infectious diseases. Since the Company’s inception, it has devoted its efforts principally to research and development activities and raising capital.

The Company is devoting substantially all of its efforts to product research and development, market research, and raising capital, and as such has incurred significant losses to date. The Company is subject to a number of risks similar to those of other pre-commercial life science companies, including dependence on key individuals, competition from other companies, the need for development of commercially viable products, and the need to obtain adequate additional financing to fund the development of its product candidates. The Company is also subject to a number of risks similar to other companies in the industry, including rapid technological change, regulatory approval of products, uncertainty of market acceptance of products, competition from substitute products and larger companies, compliance with government regulations, protection of proprietary technology, and dependence on third parties. If the Company does not successfully commercialize any of its product candidates, it will be unable to generate recurring product revenue or achieve profitability.

2. SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation, Going Concern and Management’s Plans

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

At December 31, 2014, the Company had unrestricted cash and cash equivalents of $451, an accumulated deficit of $101,936 and negative working capital of $42,632. The Company expects to continue to generate losses from operations for the foreseeable future. To date, the Company has principally raised capital through debt and private placements of its redeemable convertible preferred stock (Notes 6 and 9). At December 31, 2014, the Company had debt obligations, including accrued interest, totaling $43,059, which is payable on demand by at least a majority of the note holders at any time following January 15, 2015 (Note 6). In February 2015, the Company issued convertible promissory notes with an aggregate original principal amount of $4,500, which are payable in February 2016 (Note 19). The Company will require significant additional funds to conduct research and development, conduct clinical trials, achieve regulatory approvals, and, subject to such approvals, commercially launch its products. The Company will seek to fund operations through debt and/or equity financings and through collaborative commercial agreements. There can be no assurances that the Company will be able to obtain the necessary funding to successfully develop and market its products or attain successful operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The more significant estimates reflected in these financial statements include the estimated fair value of the Company’s common stock for the purpose of accounting for stock-based compensation awards, accounting for the convertible notes, including beneficial conversion

PULMATRIX INC.

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014
(In thousands, except share and per share data)

2. SIGNIFICANT ACCOUNTING POLICIES  – (continued)

features and the fair value of the preferred stock warrants, and certain other accruals and reserves. The Company’s actual results may differ from these estimates under different assumptions or conditions.

Segment Information

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, the Chief Executive Officer, in making decisions regarding resource allocation and assessing performance. The Company views its operations and manages its business as one operating segment.

Concentrations of Credit Risk

Cash is a financial instrument that potentially subjects the Company to concentrations of credit risk. For all periods presented, substantially all of the Company’s cash was deposited in an account at a single financial institution that management believes is creditworthy. The Company is exposed to credit risk in the event of default by these financial institutions for amounts in excess of the Federal Deposit Insurance Corporation insured limits. The Company maintains its cash at a high quality financial institution and has not incurred any losses to date.

Fair Value of Financial Instruments

The Company is required to disclose information on all assets and liabilities reported at fair value that enables an assessment of the inputs used in determining the reported fair values. The Company determines the fair market values of its financial instruments based on the fair value hierarchy, which is a hierarchy of inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the financial instrument based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs that market participants would use in pricing the financial instrument and are developed based on the information available in the circumstances. The fair value hierarchy applies only to the valuation inputs used in determining the reported or disclosed fair value of the financial instruments and is not a measure of the investment credit quality. The three levels of the fair value hierarchy, and its applicability to the Company’s financial assets and liabilities, are described below:

Level 1 Inputs:  Unadjusted quoted prices in active markets that are accessible at the measurement date of identical, unrestricted assets or liabilities.

Level 2 Inputs:  Quoted prices for similar assets or liabilities, or inputs that are observable, either directly or indirectly, for substantially the full term through corroboration with observable market data. Level 2 includes investments valued at quoted prices adjusted for legal or contractual restrictions specific to the security.

Level 3 Inputs:  Pricing inputs are unobservable for the assets or liabilities, that is, inputs that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the assets. Level 3 includes private investments that are supported by little or no market activity.

The fair value hierarchy level is determined by asset class based on the lowest level of significant input. In periods of market inactivity, the observability of prices and inputs may be reduced for certain instruments. This condition could cause an instrument to be reclassified between levels. During the year ended December 31, 2013 and 2014, there were no transfers between levels.

The Company measures cash equivalents at fair value on a recurring basis. The fair value of cash equivalents is determined based on “Level 1” inputs, which consist of quoted prices in active markets for

PULMATRIX INC.

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014
(In thousands, except share and per share data)

2. SIGNIFICANT ACCOUNTING POLICIES  – (continued)

identical assets. The fair values of the preferred stock warrants were determined based on “Level 3” inputs and utilizing a model (“Hybrid Model”), consisting of a guideline public company analysis (“GPC”) to estimate the enterprise value of the Company and then an Option-Pricing Model (“OPM”), to allocate the enterprise value to each security (Note 10).

The fair value of the Company’s convertible notes was determined using current applicable rates for similar instruments with similar conversion and settlement features as of the balance sheet dates. The carrying value of the Company’s convertible notes payable approximates their fair value considering their short-term maturity dates and that the stated interest rate is near current market rates for instruments with similar conversion and settlement features. The fair value of the Company’s convertible notes was determined using “Level 3” inputs.

Cash and Cash Equivalents

Cash and cash equivalents are held in U.S. banks and consist of liquid investments and money market funds with a maturity from date of purchase of 90 days or less that are readily convertible into cash.

Restricted Cash

Restricted cash represents cash held in a depository account at a financial institution to collateralize a conditional stand-by letter of credit related to the Company’s Lexington, Massachusetts, office and laboratory facility lease agreement. Restricted cash is reported as non-current unless the restrictions are expected to be released in the next 12 months.

At December 31, 2013 and 2014, the Company had a $200 letter of credit as a security deposit on its leased office and laboratory facility that expires in December 2016 and that is secured by a deposit in a money market account, as well as $25 and $50 deposited in a money market account as security for a credit card at December 31, 2013 and 2014 respectively.

Property and Equipment, net

Property and equipment are recorded at cost less accumulated depreciation and amortization. Property and equipment are depreciated over their estimated useful lives using the straight-line method. Leasehold improvements are amortized over the shorter of the estimated remaining lease term or the useful lives of the related assets. Repairs and maintenance costs are expensed as incurred, whereas major improvements are capitalized as additions to property and equipment.

Depreciation is provided over the following estimated useful lives:

Asset Description	Estimated Useful Lives
Laboratory equipment	5 years
Computer equipment	3 years
Office furniture and equipment	5 years
Leasehold improvements	Shorter of estimated useful life or remaining lease term

Upon retirement or sale, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operations.

Deferred Rent

Deferred rent, included within accrued expenses in the balance sheet, consists of the difference between cash payments and the recognition of rent expense on a straight-line basis for the facilities the Company occupies. The Company’s lease for its Lexington, Massachusetts, facility provides for a rent-free period as

PULMATRIX INC.

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014
(In thousands, except share and per share data)

2. SIGNIFICANT ACCOUNTING POLICIES  – (continued)

well as fixed increases in minimum annual rental payments. The total amount of rental payments due over the lease term is being charged to rent expense ratably over the life of the lease.

Impairment of Long-Lived Assets

The Company periodically reviews the carrying values of its long-lived assets when events or changes in circumstances would indicate that it is more likely than not that their carrying values may exceed their realizable values, and records impairment charges when considered necessary. Specific potential indicators of impairment include, but are not necessarily limited to:

•	a significant decrease in the fair value of an asset;
•	a significant change in the extent or manner in which an asset is used or a significant physical change in an asset;
•	a significant adverse change in legal factors or in the business climate that affects the value of an asset;
•	an adverse action or assessment by the U.S. Food and Drug Administration or another regulator;
•	an accumulation of costs significantly in excess of the amount originally expected to acquire or construct an asset; and
•	operating or cash flow losses combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with an income-producing asset.

When circumstances indicate that an impairment may have occurred, the Company tests such assets for recoverability by comparing the estimated undiscounted future cash flows expected to result from the use of such assets and their eventual disposition to their carrying amounts. In estimating these future cash flows, assets and liabilities are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows generated by other such groups. If the undiscounted future cash flows are less than the carrying amount of the asset, an impairment loss, measured as the excess of the carrying value of the asset over its estimated fair value, will be recognized. The cash flow estimates used in such calculations are based on estimates and assumptions, using all available information that management believes is reasonable. To date, no such impairments have been recognized.

Redeemable Convertible Preferred Stock

The Company classifies its redeemable convertible preferred stock as temporary equity on the balance sheets because redemption is not solely within the control of the Company. On issuance, the Company records the preferred stock at fair value which is normally the issue price. The carrying value of redeemable convertible preferred stock is increased by periodic accretions so that the carrying amount will equal the redemption amount at the date when a majority of holders of such stock may elect to redeem it (Note 9). These increases are effected through charges against additional paid-in capital, to the extent it is available, or to accumulated deficit.

Preferred Stock Warrant Liability

The Company has recorded warrants to purchase redeemable convertible preferred stock issued to investors as liabilities as the warrants are exercisable for redeemable shares. The warrants are initially recorded at fair value, with gains and losses arising from changes in fair value recognized in other income (expense) in the statements of operations at each period end while such instruments remain outstanding.

PULMATRIX INC.

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014
(In thousands, except share and per share data)

2. SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Convertible Instruments

The Company accounts for hybrid contracts that feature conversion options in accordance with applicable GAAP. Accounting Standards Codification 815 “Derivatives and Hedging Activities,” (“ASC 815”) requires companies to bifurcate conversion options from their host instruments and account for them as freestanding derivative financial instruments according to certain criteria. The criteria includes circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable GAAP with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

Conversion options that contain variable settlement features such as provisions to adjust the conversion price upon subsequent issuances of equity or equity linked securities at exercise prices more favorable than that featured in the hybrid contract generally result in their bifurcation from the host instrument.

The Company accounts for convertible instruments, when the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, in accordance with ASC 470-20 “Debt with Conversion and Other Options” (“ASC 470-20”). Under ASC 470-20 the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. The Company accounts for convertible instruments (when the Company has determined that the embedded conversion options should be bifurcated from their host instruments) in accordance with ASC 815. Under ASC 815, a portion of the proceeds received upon the issuance of the hybrid contract are allocated to the fair value of the derivative. The derivative is subsequently marked to market at each reporting date based on current fair value, with the changes in fair value reported in results of operations.

The conversion features of the Notes Payable to Stockholders did not qualify as an embedded derivative instruments and bifurcated from the host convertible debentures was not necessary.

Revenue Recognition

The Company’s principal sources of revenue during the reporting period were income from grants and fees for services. In all instances, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, and collectability of the resulting receivable is reasonably assured.

Multiple-Element Arrangements

Under the authoritative guidance for revenue recognition related to multiple-element revenue arrangements, each deliverable within a multiple-element revenue arrangement is accounted for as a separate unit of accounting if both of the following criteria are met: (1) the delivered item or items have value to the customer on a standalone basis and (2) for an arrangement that includes a general right of return relative to the delivered item(s), delivery or performance of the undelivered item(s) is considered probable and substantially in the Company’s control. The Company considers a deliverable to have standalone value if the Company sells this item separately or if the item is sold by another vendor or could be resold by the customer. Deliverables not meeting the criteria for being a separate unit of accounting are accounted for on a combined basis.

In the event the Company enters into a contract in which the deliverables are required to be separated, the Company will allocate arrangement consideration to each deliverable in an arrangement based on its

PULMATRIX INC.

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014
(In thousands, except share and per share data)

2. SIGNIFICANT ACCOUNTING POLICIES  – (continued)

relative selling price. The Company determines selling price using vendor-specific objective evidence (“VSOE”), if it exists; otherwise, the Company uses third-party evidence (“TPE”). If neither VSOE nor TPE of selling price exists for a deliverable, the Company uses estimated selling price (“ESP”) to allocate the arrangement consideration. The Company applies appropriate revenue recognition guidance to each unit of accounting.

Milestones

Contingent consideration from research and development activities that is earned upon the achievement of a substantive milestone is recognized in its entirety in the period in which the milestone is achieved. At the inception of each arrangement that includes milestone payments, the Company evaluates whether each milestone is substantive. This evaluation includes an assessment of whether: (a) the consideration is commensurate with either (1) the entity’s performance to achieve the milestone or (2) the enhancement of the value of the delivered item(s) as a result of a specific outcome resulting from the entity’s performance to achieve the milestone, (b) the consideration relates solely to past performance and (c) the consideration is reasonable relative to all of the deliverables and payment terms within the arrangement.

The Company evaluates factors such as the scientific, clinical, regulatory, commercial and other risks that must be overcome to achieve the respective milestone, the level of effort and investment required and whether the milestone consideration is reasonable relative to all deliverables and payment terms in the arrangement in making this assessment.

Service revenues

The Company recognized upfront non-refundable fees ratably over the estimated non-contingent portion of the arrangement when the research and development activities related to the initial clinical studies were performed as there is no other discernible pattern of revenue recognition. At the end of each reporting period, the Company reviews and adjusts, if necessary, the amounts recognized in revenue for any change in the estimated non-contingent period over which the research and development activities were performed.

Grant revenue

The Company recognizes grants from governmental agencies (Note 3) when there is reasonable assurance that the Company will comply with the conditions attached to the grant arrangement and the grant will be received. The Company evaluates the conditions of each individual grant as of each reporting period to ensure that the Company has reached reasonable assurance of meeting the conditions of each grant arrangement and that it is expected that the grant will be received as a result of meeting the necessary conditions. Grants are recognized in the statement of operations on a systemic basis over the periods in which the Company recognizes the related costs for which the government grant is intended to compensate.

Research and Development Costs

Costs incurred in the research and development of the Company’s product candidates are expensed as incurred. Research and development costs that are paid in advance of performance are capitalized as prepaid expenses and amortized over the service period as the services are provided.

Stock-Based Compensation

Stock-based compensation expense is recognized on the grant-date fair value of the stock-based awards using the Black-Scholes valuation model. The fair value measurement date for non-employee awards is generally the date the performance of services is completed. The Company recognizes compensation expense only for those stock-based awards expected to vest after considering expected forfeitures of the stock-based awards. Stock-based compensation expense is recognized on a straight-line basis over the service period related to each award.

PULMATRIX INC.

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014
(In thousands, except share and per share data)

2. SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Stock-based payments to non-employees are re-measured at each reporting date and recognized as services are rendered, generally on a straight line basis. The Company believes that the fair values of these awards are more reliably measurable than the fair values of the services rendered.

Basic and Diluted Net Income (Loss) Per Share

The Company calculates its basic and diluted net income (loss) per share attributable to common stockholders in conformity with the two-class method required for companies with participating securities. Under the two-class method, the Company determines whether it has net income attributable to common stockholders, which includes the results of operations, capital contributions and deemed dividends less current period convertible preferred stock non-cumulative dividends and accretion to redemption value. If it is determined that the Company does have net income attributable to common stockholders during a period, the related undistributed earnings are then allocated between common stock and the Company’s convertible preferred stock based on the weighted average number of shares outstanding during the period, on an as-converted basis, to determine the numerator for the basic net income per share attributable to common stockholders. During periods of loss, the Company allocates no loss to participating securities because they have no contractual obligation to share in the losses of the Company.

In computing diluted net income attributable to common stockholders, undistributed earnings are re-allocated to reflect the potential impact of dilutive securities to determine the numerator for the diluted net income per share attributable to common stockholders. The Company’s basic net income (loss) per share attributable to common stockholders is calculated by dividing the net income (loss) by the weighted average number of shares of common stock outstanding for the period, determined using the treasury-stock and if-converted methods. The diluted net income (loss) per share attributable to common stockholders is computed by giving effect to all potential dilutive common stock equivalents outstanding for the period. In periods in which the Company reports a net loss attributable to common stockholders, diluted net loss per share is the same as basic net loss per share since common stock equivalents are excluded due to their effect being anti-dilutive.

Income Taxes

The Company records deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the Company’s financial statement carrying amounts of assets and liabilities and the tax basis of assets and liabilities using enacted tax rates expected to be in effect in the years in which the differences are expected to reverse. A valuation allowance is provided to reduce the net deferred tax assets to the amount that will, more likely than not, be realized.

The Company provides reserves for potential payments of tax to various tax authorities related to uncertain tax positions when management determines that it is more likely than not that a loss has been incurred related to these matters and the amount of the loss is reasonably determinable. The Company recorded no liabilities related to uncertain tax positions as of December 31, 2013 and 2014.

The Company also assesses the probability that the positions taken or expected to be taken in its income tax returns will be sustained by taxing authorities. A “more likely than not” (more than 50%) recognition threshold must be met before a tax benefit can be recognized. Tax positions that are more likely than not to be sustained on examination by the taxing authorities, based on the technical merits of the position, are reflected in the Company’s financial statements. Tax positions are measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The difference between the benefit recognized for a position and the tax benefit claimed on a tax return is referred to as an unrecognized tax benefit. Potential interest and penalties associated with such uncertain tax positions are recorded as a component of income tax expense.

PULMATRIX INC.

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014
(In thousands, except share and per share data)

2. SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which requires an entity to recognize revenue at an amount that reflects the consideration to which the entity expects to be entitled in exchange for transferring goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance in GAAP when it becomes effective. The new standard is effective in the annual period ending December 31, 2017, including interim periods within that annual period. Early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. The Company is currently evaluating the impact of its pending adoption of this standard on its financial statements and related disclosures.

In June 2014, the FASB issued ASU No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation (“ASU 2014-10”). ASU 2014-10 removes the definition of a development stage entity from the ASC, thereby removing the financial reporting distinction between development stage entities and other reporting entities within GAAP. In addition, ASU 2014-10 eliminates the requirements for development stage entities to (1) present inception-to-date information in the statements of operations, cash flows, and stockholders’ equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. The Company has elected to early adopt ASU 2014-10 effective January 1, 2013.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements — Going Concern (“ASU 2014-15”), which requires management to evaluate whether there is substantial doubt about the entity’s ability to continue as a going concern and, if so, disclose that fact. Management will also be required to evaluate and disclose whether its plans alleviate that doubt. The standard defines substantial doubt as when it is probable (i.e., likely) that the entity will be unable to meet its obligations as they become due within one year of the date the financial statements are issued (or available to be issued, when applicable). The ASU is effective for the annual period ending December 31, 2016 and interim periods thereafter. Early application is permitted. The standard permits the use of either the retrospective or cumulative effect transition method. The Company is currently evaluating the impact of its pending adoption of this standard on its financial statements and related disclosures.

In November 2014, the FASB issued ASU No. 2014-16 (Topic 815) Derivatives and Hedging (:ASU 2014-16”), which provides clarification on how current guidance should be interpreted in evaluating the economic characteristics and risks of a host contract in a hybrid financial instrument that is issued in the form of a share. Specifically, the amendments clarify that an entity should consider all relevant terms and features in evaluating the host contract and that no single term or feature would necessarily determine the economic characteristics and risks of the host contract. ASU 2014-16 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. The amendment should be applied on a modified retrospective basis to existing hybrid financial instruments issued in the form of a share as of the beginning of the year for which the amendments are effective. Early adoption is permitted. The adoption of this standard is not expected to have a material impact on the Company’s financial statements.

PULMATRIX INC.

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014
(In thousands, except share and per share data)

3. SIGNIFICANT AGREEMENTS

U.S. Government Grants

During 2013, the Company’s grant revenue was generated from government grants awarded from National Institutes of Health, which is an agency of the U.S. Department of Health & Human Services, and the Defense Advanced Research Projects Agency, which is an agency of the U.S. Department of Defense. We submit qualifying expenses and capital purchases for reimbursement only after qualifying for the programs, which occur after we have already made the capital purchases and/or incurred the research and development costs. We record a grant receivable upon submission of final costs for reimbursement, as approval and reimbursement are considered to be perfunctory at that point. Grant revenue for previously incurred research and development costs is recognized upon submission of costs for approval. Grants are recognized in the statement of operations on a systemic basis over the periods in which the Company recognizes the related costs for which the government grant is intended to compensate.

Feasibility Study Agreement

On July 31, 2014, the Company entered into a feasibility study agreement with a pharmaceutical company to determine whether the Company’s delivery technology was compatible with the pharmaceutical company’s drug product. The Company recognized $352 in service revenue in accordance with the feasibility study agreement. As of December 31, 2014, the Company was entitled to receive additional phase completion milestones totaling $108. These amounts are subject to the pharmaceutical company’s election to continue the feasibility study on a phase-by-phase basis.

4. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following:

	At December 31,
	2013	2014
Prepaid insurance	$35	$36
Prepaid clinical trials	—	54
Prepaid other	146	97
Accounts receivable	3	193
Total	$184	$380

5. PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following:

	At December 31,
	2013	2014
Laboratory equipment	$1,963	$2,122
Computer equipment	159	162
Office furniture and equipment	211	211
Leasehold improvements	503	503
Capital improvements in progress	18	—
Total property and equipment	2,854	2,998
Less accumulated depreciation and amortization	(2,206)	(2,528)
Property and equipment – net	$648	$470

Depreciation and amortization expense for the years ended December 31, 2013 and 2014 was $352 and $342, respectively.

PULMATRIX INC.

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014
(In thousands, except share and per share data)

6. NOTES PAYABLE TO STOCKHOLDERS

The unsecured convertible promissory notes payable to certain existing stockholders in the Company issued during the following years had the following aggregate values:

Year ended December 31,	Principal value
2011	$9,450
2012	7,550
2013	10,700
2014	8,475
Total	$36,175

Included in the notes that were issued during the years ended December 31, 2013 and 2014 are promissory notes with a principal balance of $308 and $2,350, respectively, for which, upon settlement of the notes, the note holders will receive five times the stated principal value of the notes, five times the shares into which the rest of the notes would be convertible, or five times the value in new equity shares upon an automatic conversion in a qualified financing (the “5X Notes”). For the 5X Notes, five times the stated principal was determined to represent the effective principal value of the notes. Between issuance and the original maturity dates of the 5X Notes, the Company accreted the 5X Notes from their issuance proceeds less debt discount, as described below, to five times the stated principal value to interest expense.

The unsecured convertible promissory notes issued during the years ended December 31, 2011, 2012, 2013, and 2014 are hereinafter referred to as the “Notes.”

The Notes have a stated annual interest rate of 6%, and the outstanding principal balance of all of the Notes, including the effective principal value of the 5X Notes, and accrued interest are payable on demand by at least a majority of the holders of the Notes, at any time following January 15, 2015, the maturity date, as amended in October 2014, or upon an event of default, as defined within the agreement, at the request of note holders representing at least a majority of the aggregate principal amount then outstanding under all the Notes. Interest on the 5X Notes accrues based on the stated principal value, or one times the stated principal value. Additionally, the Notes contain reporting and financial covenants with which the Company was compliant as of December 31, 2013 and 2014 (see Note 19).

The Notes were amended in each of February 2013, October 2013, and May 2014, to extend the maturity date of the Notes and to allow additional notes to be issued. The amendments individually and together represent modifications to the Notes and were accounted for as such.

The Notes contain the following automatic and optional conversion features:

Contingent Redemption Option upon a Qualified Financing

Effective upon the closing of a Qualified Financing, as defined, all of the outstanding principal balance on the Notes plus accrued but unpaid interest, will automatically be converted into new preferred stock issued in the qualified financing at the issuance price of the new preferred stock. Upon a Qualified Financing, the 5X Notes will automatically be converted into the new preferred stock equal to five times the stated principal value of the 5X Notes, plus accrued but unpaid interest, at the issuance price of the new preferred stock. A qualified financing is the closing of a single capital-raising transaction or a series of related capital-raising transactions in which the Company issues shares of a newly authorized and designated series of preferred stock in which at least $5,000 of the new preferred stock is sold to investors that are not currently Note holders of the Company.

PULMATRIX INC.

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014
(In thousands, except share and per share data)

6. NOTES PAYABLE TO STOCKHOLDERS  – (continued)

Optional Conversion upon Maturity or a Liquidation Event

In the event that a qualified financing has not occurred prior to January 15, 2015, or a liquidation event, as defined, occurs prior to the closing of a qualified financing, the Note holders may elect to convert all, but not less than all, of the unpaid principal amount of the Notes, plus accrued but unpaid interest through the date of such conversion, into shares of the Company’s Series B Preferred Stock at $0.50 per share. Upon an optional conversion, the 5X Notes will be converted into five times the Series B Preferred Stock shares issuable at $0.50 per share (i.e., the number of shares issuable at an effective conversion price of $0.10 per share). The Company did not complete a qualified financing as of January 15, 2015 and accordingly the Note holders may elect to convert the Notes at any time.

In connection with the issuance of the Notes, the Company issued to the Note holders warrants to purchase either a number of shares of Series B Preferred Stock at $0.50 per share or a certain number of shares of the next round of equity securities issued (see Note 10 for a further description of the warrants). The preferred stock warrants issued in connection with the Notes issued during the year end December 31, 2013 and 2014 initially had aggregate grant-date fair values of $730 and $386, respectively.

The proceeds from the issuance of the Notes were first allocated to the preferred stock warrants at their fair value at issuance, with the residual proceeds allocated to the Notes. The Company recorded the fair values of the warrants as a discount to the Notes. The warrants are remeasured at fair value at each reporting date, with changes in fair value being recorded as other income (expense) in the statements of operations (Note 13). The net debt discounts, including the impact of the beneficial conversion features on the 5X Notes, described below, were amortized as additional interest expense from the date of issuance through the original maturity dates using the effective interest method.

Due to the discount recorded on the carrying values of the Notes related to the warrants, the effective principal of the 5X Notes, as described above, and the amount of shares into which the 5X Notes are convertible, the 5X Notes’ conversion options are beneficial to the holder. The Company measured and recorded beneficial conversion feature (“BCF”) of an aggregate $290 and $2,256 as a discount to the 5X Notes issued during the year ended December 31, 2013 and 2014, respectively, and an increase to additional paid-in capital.

The carrying amount of the Company’s Notes and 5X conversion liability as of December 31, 2013 and 2014 was as follows:

	As of December 31,
	2013	2014
Outstanding principal	$27,700	$29,088
5X conversion liability	1,233	10,633
Debt discount	(1,377)	(18)
Carrying amount	$27,556	$39,703

As a result of the Novartis Transaction (Note 7) in October 2014, debt with a principal amount of $7,087 and accrued interest of $856 was extinguished.

PULMATRIX INC.

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014
(In thousands, except share and per share data)

6. NOTES PAYABLE TO STOCKHOLDERS  – (continued)

Debt discount activity during the years ended December 31, 2013 and 2014 was as follows:

Debt Discount
Balance at January 1, 2013	$128
Discount on notes issued during the period	2,252
Amortization	(1,003)
Balance at December 31, 2013	1,377
Discount on notes issued during the period	12,042
Amortization	(13,401)
Balance at December 31, 2014	$18

The Company recognized interest expense of $2,392 and $15,276 during the years ended December 31, 2013 and 2014, respectively, related to the accretion of the debt discount.

7. NOVARTIS TRANSACTION

On October 23, 2014, Novartis Bioventures, an affiliate of Novartis International Pharmaceutical Investments Ltd, (“Novartis”), a related party to the Company (see Note 18), exercised its right pursuant to the Notes agreements to convert all of its bridge notes and accrued interest into series B preferred stock. As of the transaction date, the total value of the Notes held by Novartis outstanding was $7,943, consisting of principal in the amount of $7,087 and accrued interest of $856. As a result of the conversion, Novartis received 15,886,994 shares of the Company’s Series B Preferred Stock (at a conversion price of $0.50 per share). In conjunction with the conversion, Novartis and the Company entered into a stock repurchase agreement by which the Company repurchased Novartis’ entire equity interest in the Company, consisting of 34,688,994 shares of Series B Preferred Stock (15,886,994 shares from the conversion of the bridge notes and 18,800,000 shares previously held by Novartis) and unexercised warrants to purchase 3,543,252 shares of Series B Preferred Stock, which had been issued in connection with the Notes, for total consideration of $1. The Company revalued the warrants to market as of the transaction date resulting in an increased value of $15.

The Company accounted for the conversion of the notes and simultaneous repurchase of the shares into which the notes converted for nominal consideration as an extinguishment of debt with a related party, which represents a capital transaction. The cancellation of the warrants in the same transaction was accounted for in the same manner. Accordingly, the Company recorded the difference between the carrying value of the related liabilities and the amount of consideration allocated to the extinguishment transaction as an increase to additional paid-in capital. Additionally, to record the repurchase of the shares of Series B Preferred Stock, the Company recorded the excess of the carrying value of the 18,800,000 shares previously held by Novartis over the consideration allocated to the repurchase of the shares as an increase to additional paid-in capital. In the aggregate, the transaction with Novartis resulted in an increase to additional paid-in capital of $17,731 during the year ended December 31, 2014.

PULMATRIX INC.

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014
(In thousands, except share and per share data)

8. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses consisted of the following:

	Year Ended December 31,
	2013	2014
Accrued vacation	$58	$31
Accrued wages and termination	83	60
Accrued interest payable	2,319	3,338
Accrued clinical & consulting	238	16
Accrued legal & patent	33	44
Accrued other expenses	32	55
Total accrued expenses	$2,763	$3,544

9. REDEEMABLE CONVERTIBLE PREFERRED STOCK

Redeemable Convertible Preferred Stock consisted of the following at December 31, 2013:

	Shares		Liquidation Preference	Carrying Value	Common Stock Issuable upon Conversion
	Preferred Stock Authorized	Issued and Outstanding
Series B	143,040,916	60,588,790	$30,294	$30,270	60,588,790
Seed	1,219,508	1,219,508	1,331	1,328	1,219,508
Series A-4	1,307,190	1,307,190	4,000	3,997	8,000,002
Series B-1	18,687,554	18,687,554	9,344	9,335	18,687,554
Junior Seed	410,000	410,000	820	4	410,000
	164,665,168	82,213,042	$45,789	$44,934	88,905,854

Redeemable Convertible Preferred Stock consisted of the following at December 31, 2014:

	Shares		Liquidation Preference	Carrying Value	Common Stock Issuable upon Conversion
	Preferred Stock Authorized	Issued and Outstanding
Series B	180,980,200	41,788,790	$20,894	$20,894	41,788,790
Seed	1,219,508	1,219,508	1,331	1,331	1,219,508
Series A-4	1,307,190	1,307,190	4,000	4,000	8,000,002
Series B-1	18,687,554	18,687,554	9,344	9,344	18,687,554
Junior Seed	410,000	410,000	820	4	410,000
	202,604,452	63,413,042	$36,389	$35,573	70,105,854

The Series B-1, Series A-4, and Seed Redeemable Convertible Preferred Stock, collectively referred to as the “Investor Junior Preferred Stock,” and the Series B Redeemable Convertible Preferred Stock and Junior Seed Convertible Preferred Stock, collectively referred to as the “Investor Preferred Stock,” have the following rights and privileges:

Voting

The holders of the Investor Preferred Stock are entitled to vote, together with the holders of common stock, on all matters submitted to stockholders for a vote, except with respect to matters on which Delaware general corporation law requires that a vote will be by a separate class. Each preferred stockholder is entitled

PULMATRIX INC.

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014
(In thousands, except share and per share data)

9. REDEEMABLE CONVERTIBLE PREFERRED STOCK  – (continued)

to the number of votes equal to the number of shares of common stock into which each preferred share is convertible at the time of such vote. As long as shares of Investor Preferred Stock are convertible into at least 500,000 shares common stock remain outstanding, the holders of a majority of Investor Preferred Stock can elect four members of the Company’s board of directors (the “Board of Directors”).

Dividends

The holders of Series B Preferred Stock shall be entitled to receive dividends out of any assets legally available prior, and in preference, to any declaration or payment of any dividend on the Investor Junior Preferred Stock, Junior Seed Preferred Stock, and common stock, when and if declared by the Board of Directors. When and if declared, Series B and Series B-1 dividends will accrue at $0.04 per share, Series A-4 dividends will accrue at $0.2448 per share, Seed Preferred Stock dividends will accrue at $0.09 per share, and Junior Seed Preferred Stock dividends will accrue at $0.09 per share. Additionally, in the event that a dividend is declared for the holders of common stock, the holders of the Investor Preferred Stock are entitled to the amount of dividends on an as-converted basis. Through December 31, 2014, no dividends have been declared.

Liquidation Preference

In the event of any liquidation, dissolution, change of control, or winding-up of the Company, the holders of the then-outstanding Series B Preferred Stock shall be entitled to receive their original issue price, plus any declared but unpaid dividends, prior and in preference to any distribution of the proceeds in liquidation of the Investor Junior Preferred Stock. Any remaining funds of the Company available for distribution shall be distributed among the holders of Investor Junior Preferred Stock on a pari passu basis, prior and in preference to any distribution to the holders of Junior Seed Preferred Stock and common stock in a liquidation event, in amounts per share equal to their respective original issue prices, plus all declared but unpaid dividends. The Junior Seed Preferred Stock is to receive preference in distribution of any remaining proceeds before distribution to the common stockholders of $2.00 per share. Any remaining assets of the Company shall be distributed ratably among the holders of Investor Preferred Stock and common stock on an as-converted basis.

Conversion

Each share of Investor Preferred Stock is convertible at the option of the holder into that number of fully paid shares of common stock as determined by dividing the sum of the original issue price, $0.50, $0.50, $1.09, and $2.00 for the Series B, Series B-1, and Seed Preferred Stock and Junior Seed Preferred Stock, respectively, by the conversion price in effect at the time of the conversion. Each share of Series A-4 Preferred Stock is convertible at the option of the holder into that number of fully paid shares of common stock as determined by dividing $3.06, which is 6.12 times the original issue price of $0.50, by the conversion price in effect at the time of the conversion. The initial conversion price is the original issue price as noted above, subject to adjustment for certain antidilution provisions. Conversion is automatic immediately upon the closing of a firm commitment underwritten public offering in which the public offering price equals or exceeds $2.50 per share, adjusted to reflect subsequent stock dividends, stock splits, or recapitalizations, with aggregate proceeds of not less than $30,000,000, or upon the written consent of the holders of at least 65% of the outstanding shares of Series B Preferred Stock and 66 2/3% of the outstanding shares of Investor Junior Preferred Stock voting together as a single class on an as-converted basis, as defined.

Redemption

The holders of at least 65% of the outstanding shares of Series B Preferred Stock may require the Company to redeem one-third of the outstanding shares of Investor Preferred Stock on October 16, 2014, and an additional one-third on each of the first and second anniversaries thereafter at the original issuance price for such series, plus any declared but unpaid dividends.

PULMATRIX INC.

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014
(In thousands, except share and per share data)

9. REDEEMABLE CONVERTIBLE PREFERRED STOCK  – (continued)

The Company accreted the carrying values of the Series B Preferred Stock, Series B-1 Preferred Stock, Seed Preferred Stock, and Series A-4 Preferred Stock shares to their redemption values over the period from issuance to October 16, 2014, such that the carrying amounts of the securities will equal the aggregate redemption amounts at the earliest redemption date. The accretion amounts are recorded as an increase to the carrying values of the securities with a corresponding charge to additional paid-in capital.

10. PREFERRED STOCK WARRANTS

Preferred Stock Warrants Issued with Notes Payable to Stockholders

The Company issued warrants to purchase preferred stock in connection with the issuance of Notes to stockholders (see Note 6). The number and type of shares issuable upon exercise of the warrants is variable based on the following: (a) upon the completion of a qualified financing, the warrants are exercisable into a number of qualified financing shares determined by multiplying 0.25 by the quotient obtained by dividing the original principal amount of the Notes by the issuance price in the qualified financing or, (b) upon the completion of an optional conversion of the Notes into shares of Series B Preferred stock by the note holders, the warrants are exercisable into a number of shares of Series B Preferred stock determined by multiplying 0.25 by the quotient obtained by dividing the original principal amount of the Notes by $0.50 (subject to any adjustments for any stock splits, combinations, reclassifications, and the like). If the warrant becomes exercisable into a number of qualified financing shares, the exercise price per share is the per share issuance price of the qualified financing shares. If the warrant becomes exercisable into shares of Series B Preferred stock, the exercise price is $0.50 per share.

The preferred stock warrants are exercisable at any time on or after the earlier of a qualified financing or an optional conversion of the Notes and expire 10 years from the date of issuance.

A summary of the preferred stock warrants issued and their estimated fair values is as follows:

Issue Date	Expiration Date	Exercise Price	Number of Series B Shares	Estimated Fair Value at
				Issuance Date	December 31, 2013	December 31, 2014
August 2, 2011	August 2, 2021	$0.50	2,499,999	$300	$275	$173
December 16, 2011	December 16, 2021	$0.50	2,224,855	$267	$245	$154
January 3, 2012	January 3, 2021	$0.50	275,143	$33	$30	$19
May 9, 2012	May 9, 2022	$0.50	2,000,001	$240	$220	$139
October 17, 2012	October 17, 2022	$0.50	1,500,000	$165	$165	$104
February 7, 2013	February 7, 2023	$0.50	1,750,000	$263	$193	$121
May 15, 2013	May 15, 2023	$0.50	1,750,000	$245	$193	$121
October 11 – 17, 2013	October 11 – 17, 2023	$0.50	1,850,000	$222	$203	$142
January 31, 2014	January 31, 2024	$0.50	1,036,894	$114		$71
February 11, 2014	February 11, 2024	$0.50	313,106	$35		$22
May 22, 2014	May 22, 2024	$0.50	902,483	$72		$81
June 3, 2014	June 3, 2024	$0.50	272,519	$22		$25
August 12, 2014	August 12, 2024	$0.50	912,500	$64		$65
October 28, 2014	October 28, 2024	$0.50	800,000	$80		$72
Total					$1,524	$1,309

PULMATRIX INC.

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014
(In thousands, except share and per share data)

10. PREFERRED STOCK WARRANTS  – (continued)

A rollforward of the preferred stock warrants is as follows:

	Number of shares of Series B Preferred Stock	Estimated Fair Value
Balance – January 1, 2013	8,499,998	$935
Issuance of warrants	5,350,001	730
Decrease in fair value of warrants	—	(141)
Balance – December 31, 2013	13,849,999	1,524
Issuance of warrants	4,237,502	386
Extinguishment of warrants	(3,543,248)	(390)
Decrease in fair value of warrants	—	(211)
Balance – December 31, 2014	14,544,253	$1,309

The fair value of the preferred stock warrants was estimated on the date of grant and at each subsequent reporting date using the OPM. See Note 13, “Fair Value Measurements,” for additional information.

Preferred Stock Warrants Issued to Stockholders

In 2006, the Company issued warrants to certain stockholders for the purchase of 75,573 shares of Seed Preferred Stock with an exercise price of $1.09 per share. The preferred stock warrants were immediately exercisable, and these preferred stock warrants expired in 2013 unexercised and the value of such warrants was de minimus at the end of each reporting period during which they were outstanding.

Aggregate change in the fair value of the warrants

For the years ended December 31, 2013 and 2014, the Company recorded other income of $141 and $211, respectively, related to the change in the fair value of the warrants classified as liabilities.

11. COMMON STOCK

Shares of common stock reserved for future issuance at December 31, 2014, include:

2013 Stock Option Plan	22,386,363
Conversion of Seed Preferred Stock	1,219,508
Conversion of Junior Seed Preferred Stock	410,000
Conversion of Series A-4 Preferred Stock	8,000,002
Conversion of Series B-1 Preferred Stock	18,687,554
Conversion of Series B Preferred Stock	41,788,790
Total common stock reserved for future issuance(1)	92,492,217

(1)	Excludes warrants to purchase preferred stock for which the series and number of shares to be issued upon conversion or exercise are variable.

PULMATRIX INC.

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014
(In thousands, except share and per share data)

12. STOCK OPTION PLAN

On August 1, 2013, the 2003 Employee, Director, and Consultant Stock Plan (the “2003 Plan”) expired according to its 10-year term. The Board of Directors approved and adopted the 2013 Employee, Director, and Consultant Equity Incentive Plan (the “2013 Plan”), which provides for the grant of qualified incentive stock options and nonqualified stock options and other awards to the Company’s employees, officers, directors, advisors, and outside consultants. All authorized and unissued stock options remaining in the 2003 Plan at its termination on August 1, 2013, were transferred to the 2013 Plan upon its adoption. All stock options and other equity awards issued and outstanding as of the termination of the 2003 Plan remain in full force and effect. During 2013, the Company’s 2013 Plan was amended to increase the aggregate number of shares of common stock issuable under the 2013 Plan from 18,740,350 shares to 22,386,363 shares. Under the terms of the 2013 Plan, options are exercisable at various periods and expire as set forth in the grant documents. In the case where an incentive stock option is granted, the maximum expiration date is not later than 10 years from the date of grant.

The following table summarizes stock option activity for the year ended December 31, 2014:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)
Outstanding – January 1, 2014	20,059,521	0.12	8.16
Granted	63,300	0.12
Exercised	(37,167)	0.09
Forfeited or expired	(7,722,974)	0.12
Outstanding – December 31, 2014	12,362,680	0.12	6.74
Exercisable – December 31, 2014	9,940,356	0.12	6.45
Vested or expected to vest – December 31, 2014	11,697,710	0.12	6.65

The weighted-average grant-date fair values of stock options granted during the years ended December 31, 2013 and 2014 were $0.09 per share and $0.11 per share, respectively.

During the year ended December 31, 2014, the Company received cash of $3 from the exercise of options. The intrinsic value of options exercised during fiscal 2014 was $0. As of December 31, 2013 and 2014, there was $391 and $154 of unrecognized stock-based compensation expense related to unvested stock option share-based compensation arrangements granted under the Company’s stock award plans. This expense is expected to be recognized over a weighted-average period of approximately 7.89 years. No tax benefits were realized from stock options and other share-based payment arrangements during the years ended December 31, 2013 and 2014. The Company recognizes compensation expense for the fair values of those awards which have graded vesting on a straight line basis. The following table presents the stock-based compensation expense related to option awards for the years ended December 31:

	2013	2014
Research and development	$261	$177
General and administrative	183	63
Total stock based compensation expense	$444	$240

The Company recorded stock-based compensation expense of $444 and $240 for the years ended December 31, 2013 and 2014, respectively, which was based on the number of awards ultimately expected to vest.

PULMATRIX INC.

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014
(In thousands, except share and per share data)

12. STOCK OPTION PLAN  – (continued)

The fair value of each stock option award was estimated on the date of grant using the Black-Scholes option-pricing model with the assumptions noted in the table below. The expected volatility for the Company’s common stock was determined based on an average of the historical volatility of a peer group of similar public companies. The Company has limited stock option exercise information; as such, the expected term of employee stock options granted was calculated using the simplified method, which represents the average of the contractual term of the stock option and the weighted-average vesting period of the stock option. The assumed dividend yield was based upon the Company’s expectation of not paying dividends in the foreseeable future. The risk-free rate for periods within the expected life of the stock option was based upon the U.S. Treasury yield curve in effect at the time of grant.

In determining the exercise prices for stock options granted, the Company’s Board of Directors considered the fair value of the common stock as of the measurement date. The fair value of the common stock was determined by the Board of Directors at each award grant date based on a variety of factors, including the results of independent third-party valuations, the Company’s financial position and historical financial performance, the status of technological developments within the Company’s products, the composition and ability of the current research and management team, an evaluation or benchmark of the Company’s competition, the current business climate in the marketplace, the illiquid nature of the common stock, arm’s-length sales of the Company’s capital stock (including convertible preferred stock), the effects of the rights and preferences of the preferred stockholders, and the prospects of a liquidity event, among others.

The estimated fair values of employee stock options granted during the years ended December 31, 2013 and 2014, were determined on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	2013	2014
Expected option life (years)	5.96	5.96
Risk-free interest rate	0.76% – 1.61%	1.54% – 1.78%
Expected volatility	107% – 110%	131% – 134%
Expected dividend yield	0%	0%

During the year ended December 31, 2013, the Company granted a stock option to purchase 40,000 shares of common stock to a non-employee with an initial fair value and exercise price of $4. This award is performance-based and the Company accrues expense for this award based on the probability of the milestone being achieved. On June 1, 2014, the options were forfeited due to the milestone not being achieved. The Company recorded compensation expense of $44 and $0 for the years ended December 31, 2013 and 2014, respectively, related to previously issued nonemployee stock option grants, which was included in the total stock-based compensation expense. Nonemployee grants were subject to remeasurement until the stock options were fully vested. The assumptions used to estimate the fair value of non-employee awards as of September 30, 2013 using the Black-Scholes valuation model, the date on which all awards vested, were as follows: risk-free interest rate of 2.24%, expected life of 5.96 years, volatility of 100%, and no expected dividends.

PULMATRIX INC.

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014
(In thousands, except share and per share data)

13. FAIR VALUE MEASUREMENTS

Information about the assets and liabilities measured at fair value on a recurring basis as of December 31, 2013 and 2014, and the input categories associated with those assets and liabilities is as follows:

	December 31, 2013
	Fair Value Measurements Using			Total
	Level 1	Level 2	Level 3
Liabilities
Preferred stock warrants	$—	$—	$1,524	$1,524

	December 31, 2014
	Fair Value Measurements Using			Total
	Level 1	Level 2	Level 3
Liabilities
Preferred stock warrants	$—	$—	$1,309	$1,309

The fair values of the preferred stock warrants were determined using the Hybrid Model consists of the GPC, a market approach to estimate the enterprise value of the Company, and the OPM to allocate the enterprise value to each security.

The GPC analysis is based upon the premise that indications of value for a given entity can be estimated based upon the observed valuation multiples of comparable public companies, the equity of which is freely-traded by investors in the public securities markets.

Under the OPM, shares are valued by creating a series of call options with exercise prices based on the liquidation preferences and conversion terms of each equity class and use inputs such as equity value, time to liquidity, volatility, risk-free rate, dividend yield and strike price. The warrants and underlying convertible redeemable preferred stock were subsequently valued using a back-solve method within the OPM framework to arrive at a concluded fair value of the common stock of the Company. The back-solve method is used when a recent financing has taken place which establishes a reference value for one or more classes of stockholders.

The issue and sale of the Notes, which took place in 2013 and 2014, was used as the basis for the valuation during the years ended December 31, 2013 and 2014. The equity value is allocated to the various share classes based upon their respective claims on a series of call options with strike prices at various value levels depending upon the rights and preferences of each class. The exercise price and number of shares for the warrants were determined and the value calculated within the allocation model. The allocation factor was applied to the fair value of the warrants to determine fair value of such warrants at December 31, 2013 and 2014.

The following table provides quantitative information about the fair value measurements, including the range of assumptions for the significant unobservable inputs used in the hybrid method valuations of the warrant liability and “with and without” method used for the embedded compound derivative:

	Year Ended December 31,
	2013	2014
Time to liquidity event	1.49 – 2.39 years	0.17 – 1.42 years
Risk-free interest rate	0.25% – 0.35%	0.03% – 0.21%
Volatility	60.00% – 68.95%	60.0%
Minority discount	10.0%	10.0%
Discount for lack of marketability	22.0% – 33.0%	23.0% – 25.0%

PULMATRIX INC.

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014
(In thousands, except share and per share data)

13. FAIR VALUE MEASUREMENTS  – (continued)

The preferred stock warrant liability will increase or decrease each period based on fluctuations in the fair values of the underlying securities. Significant increases (decreases) in the significant unobservable inputs used in the fair value measurement of the warrant liability in isolation would result in significantly higher (lower) fair value measurements.

A rollforward of the preferred stock warrant liability categorized with Level 3 inputs is as follows:

Balance – January 1, 2013	$935
Issuance of warrants	730
Decrease in fair value of warrants	(141)
Balance – December 31, 2013	1,524
Issuance of warrants	386
Extinguishment of warrants	(390)
Decrease in fair value of warrants	(211)
Balance – December 31, 2014	$1,309

Gains and/or losses arising from changes in the estimated fair value of the warrants were recorded within other income, net, on the statement of operations.

14. INCOME TAXES

A reconciliation of the expected income tax benefit computed using the federal statutory income tax rate to the Company’s effective income tax rate is as follows for the years ended December 31, 2013 and 2014:

	2013	2014
Income tax computed at federal statutory tax rate	34.0%	34.0%
State taxes, net of federal benefit	2.4%	0.1%
Research and development credits	2.8%	0.7%
Nondeductible interest	(6.5)%	(18.0)%
Permanent differences	(0.5)%	0.0%
Other	0.0%	(1.4)%
Change in valuation allowance	(32.7)%	(15.4)%
Total	0.0%	0.0%

The significant components of the Company’s deferred tax assets as of December 31, 2013 and 2014 were as follows:

	2013	2014
Deferred tax assets:
Net operating loss carryforwards	$25,560	$28,252
Research and development credit carryforwards	1,941	2,112
Capitalized start-up expenses	1,746	1,571
Other	429	571
Total deferred tax assets	29,676	32,506
Valuation allowance	(29,676)	(32,506)
Net deferred tax assets	$—	$—

PULMATRIX INC.

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014
(In thousands, except share and per share data)

14. INCOME TAXES  – (continued)

The Company had no income tax expense due to operating losses incurred for the years ended December 31, 2013 and 2014. Management of the Company evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets and determined that it is more likely than not that the Company will not recognize the benefits of the deferred tax assets. As a result, a full valuation allowance was recorded as of December 31, 2014 and 2013. The valuation allowance increased by $2,830 during the year ended December 31, 2014, primarily due to the increase in the Company’s net losses.

At December 31, 2014, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $75,231 and $50,635, respectively, which were available to reduce future taxable income. The net operating loss carryforwards expire at various dates from 2023 through 2034. The Company has research and development credits for federal and state income tax purposes of approximately $1,515 and $905, respectively, which expire at various dates from 2022 through 2034.

The realization of the future tax benefits is dependent on many factors, including the Company’s ability to generate taxable income within the net operating loss carryforward period. Under the provisions of the Internal Revenue Code, certain substantial changes in the Company’s ownership, including a sale of the Company or significant changes in ownership due to sales of equity, may limit the amount of net operating loss carryforwards that could be used annually to offset future taxable income.

The Company applies FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FAS 109” (codified within ASC 740, Income Taxes), for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. Unrecognized tax benefits represent tax positions for which reserves have been established. A full valuation allowance has been provided against the Company’s deferred tax assets, so that the effect of the unrecognized tax benefits is to reduce the gross amount of the deferred tax asset and the corresponding valuation allowance.

The Company is currently not under examination by the Internal Revenue Service or any other jurisdictions for any tax years. As a result, all periods since inception remain subject to examination by U.S. federal and Massachusetts tax jurisdictions.

The Company may from time to time be assessed interest or penalties by major tax jurisdictions. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. The Company has not recorded interest or penalties on any unrecognized tax benefits since its inception.

The Company anticipates that the amount of unrecognized tax benefits recorded will not materially change in the next twelve months.

The following is a reconciliation of the Company’s gross uncertain tax positions at December 31, 2013 and 2014:

	Year ended December 31,
	2013	2014
Beginning balance	$827	$960
Additions for current year tax positions	70	66
Additions for prior year tax positions	63	—
Reductions of prior year tax positions	—	—
Balance as of end of year	$960	$1,026

PULMATRIX INC.

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014
(In thousands, except share and per share data)

15. COMMITMENTS

The Company entered into a noncancelable operating lease for office and laboratory space that expires in December 2016. Rent expense was $830 and $749 for the years ended December 31, 2014 and 2013, respectively. The lease provides for base rent, and the Company is responsible for real estate taxes, maintenance, and other operating expenses applicable to the leased premises. The original five-year lease agreement provides for an increasing monthly payment over the lease term.

Future minimum lease payments under noncancelable operating leases at December 31, 2014, are as follows:

Years Ending December 31,	Office Lease	Other	Total
2015	$567	$25	$592
2016	583	25	608
Total	$1,150	$50	$1,200

16. NET LOSS PER SHARE

As described in Note 2, the Company computed basic and diluted net loss per share using a methodology that gives effect to the impact of outstanding participating securities (the “two-class method”). As the years ended December 31, 2013 and 2014 resulted in net losses attributable to common shareholders, there is no income allocation required under the two-class method or dilution attributed to weighted average shares outstanding in the calculation of diluted net loss per share.

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders:

	Years Ended December 31,
	2013	2014
Numerator:
Net loss	$(13,309)	$(24,144)
Accretion of redeemable preferred stock	(52)	(40)
Repurchase of notes payable, preferred stock and warrants from related party	—	17,731
Net loss attributable to common stockholders	$(13,361)	$(6,453)
Denominator:
Weighted average common shares outstanding – basic and diluted	2,861,316	3,154,029
Net loss per share attributable to common stockholders – basic and diluted	$(4.67)	$(2.05)

The following potentially dilutive securities outstanding prior to the use of the treasury stock method have been excluded from the computation of diluted weighted-average shares outstanding, as they would be anti-dilutive.

	Years Ended December 31,
	2013	2014
Convertible preferred stock	88,905,854	70,105,854
Convertible notes, warrants and accrued interest	76,353,181	100,662,650
Options to purchase common stock	20,059,521	12,362,680

PULMATRIX INC.

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014
(In thousands, except share and per share data)

16. NET LOSS PER SHARE  – (continued)

In addition to the potentially dilutive securities noted above, as of December 31, 2013 and 2014 the Company had outstanding warrants to purchase redeemable convertible preferred stock, for which the series of stock and number of shares are variable pending the outcome of a future financing event (see Note 10). Because the necessary conditions for determining the number of underlying shares had not been satisfied during the respective periods ended, the Company has excluded these warrants from the table above.

17. EMPLOYEE BENEFIT PLAN

The Company sponsors a retirement plan under Section 401(k) of the Internal Revenue Code (the “401(k) plan”) covering all qualified employees. The 401(k) plan allows employees to contribute the allowable statutory amounts as defined under the Internal Revenue Code. The Company provided for a discretionary contribution in the amount of $62 and $57, in 2013 and 2014, respectively.

18. TRANSACTIONS WITH RELATED PERSONS

As at December 31, 2013 and 2014, the Company had outstanding convertible notes payable to stockholders totaling $27,556 and $39,703, respectively (Notes 6 and 7). Interest expense accrued, but not paid, totaled $2,319 and $3,338 in the years ended December 31, 2013 and 2014, respectively.

19. SUBSEQUENT EVENTS

The Company has completed an evaluation of all subsequent events through the date of issuance. The Company concluded that no subsequent event has occurred that requires disclosure, except as noted below:

Expiration of Notes

As described in Note 6, the notes payable to stockholders have an optional conversion feature where in the event that a qualified financing has not occurred prior to January 15, 2015, or a liquidation event, as defined, a majority of the note holders may elect to put the Notes back to the Company for their effective principal amounts, including the five times stated principal amount for the 5X Notes, plus accrued but unpaid interest or to convert all, but not less than all, of the unpaid principal amount of the Notes, plus accrued but unpaid interest through the date of such conversion, in the manner described in Note 6, into shares of the Company Series B Preferred Stock at $0.50 per share. No such qualified financing occurred prior to January 15, 2015 and as such, the note holders are entitled to put the Notes back to the Company or convert all of the unpaid principal plus interest immediately. Through the date of issuance of these financial statements, no such election has been made by the noteholders. The put option will be cancelled upon completion of the planned merger with Ruthigen, Inc. (see below).

Promissory Note

On January 21, 2015, Barry Honig provided the Company with a bridge loan of $350,000 evidenced by a promissory note. On February 19, 2015, the Company repaid Mr. Honig in full for the promissory note.

Joint Research Letter Agreement

On March 24, 2015, the Company entered into a letter agreement with a large pharmaceutical company, pursuant to which the Company will have the responsibility to conduct certain clinical trials and will be reimbursed for its direct trial expenses up to $1,500,000. Pursuant to the agreement, the Company will grant an option for the exclusive right to develop, manufacture, commercialize and market any resulting products outside the United States for 180 days following the delivery of a clinical studies report, in exchange for a tiered share of gross profit of up to 20% of such pharmaceutical company’s sales.

Agreement and Plan of Merger

The Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 13, 2015, with Ruthigen Inc. (“Ruthigen”), a publicly held biopharmaceutical company focused on the

PULMATRIX INC.

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014
(In thousands, except share and per share data)

19. SUBSEQUENT EVENTS  – (continued)

discovery, development, and commercialization of pharmaceutical-grade hypochlorous acid, or HOCl, based therapeutics designed to prevent and treat infection in invasive applications, and Ruthigen Merger Corp., a wholly owned subsidiary of Ruthigen (“Merger Sub”), which provides for the merger of the Company with and into Merger Sub, with the Company continuing after the merger as a wholly owned subsidiary of Ruthigen (the “Merger”).

Subject to the terms and conditions of the Merger Agreement, on a pro forma basis, based upon the number of shares of Ruthigen common stock to be issued in the Merger, following the closing of the Merger current Pulmatrix equity holders and their designees will own approximately 81.7% of the combined company and current Ruthigen stockholders will own approximately 18.3% of the combined company subject to final share count determination.

The Company’s and Ruthigen’s obligations to consummate the Merger are subject to the satisfaction or waiver of customary closing conditions, including, among others, obtaining the requisite approvals of the stockholders of Ruthigen and Pulmatrix including the approval of the issuance of the shares of common stock of Ruthigen to be issued in connection with the Merger and the charter amendments by the stockholders of Ruthigen, and the effectiveness of a registration statement on Form S-4 relating to the shares of Ruthigen common stock to be issued to Pulmatrix stockholders pursuant to the Merger Agreement.

In connection with the merger, the Company expects to incur approximately $4,300 of additional acquisition-related costs. Also in connection with the merger, and as described in more detail below, the Company has entered into certain agreements to raise additional capital and to effect the exchange of its outstanding debt and equity instruments for merger consideration.

Bridge Financing

In February 2015, the Company issued convertible promissory notes with an aggregate original principal amount of $4,500. The notes have a stated annual interest rate of 5%, and the outstanding principal balance and accrued interest are payable in February 2016 unless converted into Ruthigen common stock following the merger as described above.

The number of shares of common stock into which the notes will convert is calculated as the outstanding principal balance and accrued interest outstanding divided by $2.75 (subject to adjustment upon the occurrence of certain events of Ruthigen, including in the case of stock splits, subdivisions, reclassifications or combinations of the common stock). The conversion shares shall be apportioned among the lenders on a pro rata basis based on the outstanding principal balance and accrued interest due and owing to each such lender under the agreement immediately preceding the completion of acquisition.

Note Conversion and Warrant Termination Agreement and Preferred Stock Conversion Agreement

Pursuant to the Merger Agreement, on March 13, 2015, the Company entered into the following transactions, the completion of which are conditions to closing the merger: (i) a conversion the outstanding Notes, including the 5X Notes plus accrued and unpaid interest into shares of the Company’s common stock and the termination of all of the Company’s outstanding warrants to purchase shares of preferred stock pursuant to the Note Conversion and Warrant Termination Agreement and (ii) a conversion of each series of the Company’s preferred stock into shares of the Company’s common stock pursuant to the Preferred Stock Conversion Agreement. The securities issued as a result of the foregoing transactions will be exchanged for merger consideration upon the closing of the Merger.

Pulmatrix Private Placement

On March 13, 2015, the Company entered into a securities purchase agreement (the “Pulmatrix Private Placement SPA”) whereby the Company agreed to sell, in a private placement to certain existing investors of

PULMATRIX INC.

NOTES TO FINANCIAL STATEMENTS
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2014
(In thousands, except share and per share data)

19. SUBSEQUENT EVENTS  – (continued)

the Company, 24,538,999 units consisting of (i) one (1) share of the Company’s common stock and (ii) a warrant representing the right to purchase 2.193140519 shares of the Company’s common stock at an exercise price of $0.448266 per share, for aggregate gross proceeds of $10 million. Upon completion of the merger, the shares of the Company’s common stock issued in this private placement will be exchanged for 3,363,634 shares of Ruthigen common stock.